Exhibit 99.1

J.B. Hunt Transport Services, Inc.	Contact:	Kirk Thompson
615 J.B. Hunt Corporate Drive		President and
Lowell, Arkansas 72745		Chief Executive Officer
(NASDAQ: JBHT)		(479) 820-8110

FOR IMMEDIATE RELEASE

J.B. HUNT TRANSPORT SERVICES, INC. REPORTS RECORD REVENUES AND EARNINGS

FOR THE FIRST QUARTER OF 2006

•      First Quarter 2006 EPS - 31 cents

•      First Quarter Operating Ratio, including fuel surcharges - 89.6%

•      First Quarter Operating Ratio, excluding impact of fuel surcharges – 88.2%

LOWELL, ARKANSAS, April 17, 2006 - J. B. Hunt Transport Services, Inc. (NASDAQ: JBHT) announced record first quarter net earnings of $49 million for 2006, or diluted earnings per share of 31 cents vs. 2005 first quarter earnings of $47 million, or 29 cents per diluted share.

Total operating revenue, including fuel surcharges, for the current quarter was $780 million, compared with $709 million during the first quarter of 2005, or $690 million for the first quarter of 2006 vs. $652 million for the same quarter a year ago, excluding fuel surcharges. We believe that meaningful analysis of our financial performance and revenue growth requires that fuel surcharge revenue, which can fluctuate significantly between reporting periods, be excluded when making revenue comparisons. During the first quarter of 2006, Intermodal segment revenue, excluding fuel surcharges, increased 8%, while the Dedicated segment (DCS) revenue, excluding fuel surcharges, rose 5% over the comparable period of 2005.  Truck segment revenue, excluding fuel surcharge revenue, increased 4% during the current quarter.

Operating income rose 3% from $79 million in 2005 to $81 million in 2006 on a 6% rise in revenues net of fuel surcharges.  The overall operating ratio for the Company was 89.6% compared to 88.8% in 2005.

Segment operating ratios were as follows (calculated including fuel surcharges):

	First Quarter 2006	First Quarter 2005
Intermodal	88.9%	88.0%
DCS	89.2%	89.7%
Truck	91.1%	89.5%

Continued safe operations, higher freight rates, and lower legal fees contributed to the net earnings improvement.  Negative factors impacting the quarter included higher purchased transportation expense paid to our rail partners, an approximate $900,000 unexpected write-off for the recent bankruptcy of a customer, a slightly higher effective income tax rate and the effect of recognized stock compensation expense as required by generally accepted accounting principles.

Total stock compensation expense for the current quarter was $1.9 million, which includes the cost of restricted shares and the amortization of expense related to stock options as required by Financial Accounting Standards Board (FASB) number 123R.

“For the third consecutive year, we were able to achieve a respectable margin in the typically difficult first quarter, a feat which had been an elusive target for us prior to 2004.  After two years of less impact from seasonality in the first quarters of 2004 and 2005, the first quarter of 2006 returned to what we would consider a more ‘normal’ pattern.  Fundamentally, we see little change in the major variables of our business: namely, a stable economy, continued growth in the demand for intermodal and dedicated value-added services, a serious driver shortage and a limited number of over-the-road trucks.  Intense focus on SAFETY and service to our customers remains at the top of our objectives and we were pleased with results in both categories during the first three months of 2006.  In the first quarter of 2006, our accident rate per million miles declined 12%, our Department of Transportation reportable accidents per million miles improved 20% and our injuries per 100 drivers was down 19%.  This is tremendous improvement on an already good record.  Barring a downturn in the economy, something current forecasts are not suggesting, we would expect the remainder of 2006 to mirror the recent past and to continue to reflect demand outpacing supply.  The first quarter, while a little shy on the Truck side, met our internal overall profitability expectations created in the fall of 2005 and we remain confident in our ability to grow our earnings for the balance of 2006,” stated Kirk Thompson, President and Chief Executive Officer.

Segment Information:

Intermodal

The operating ratio for the Intermodal segment was 88.9% for the first quarter compared to 88.0% for the same quarter a year ago.  Importantly, the 88.9% operating ratio represents a 70 basis point sequential improvement over the fourth quarter of 2005.   Intermodal revenue, excluding fuel surcharges, was up 8% over the comparable quarter of 2005.   Rate per loaded mile, excluding fuel surcharges, was up 3.3% and load volumes increased 5% over the first quarter of 2005.  A number of volume records were recorded during the month of March, including the single busiest month in our 16 year history.

As a result of joint service initiatives with our rail partners, we began to see improvements in intermodal service and reductions in overall transit time during the first quarter.  These improvements are both the result of schedule changes made by our rail partners to relieve congestion, as well as changes we have made in our dray fleet to accommodate longer drays and to facilitate rail interchanges. We have a strong focus on cost reduction opportunities in our dray operations, as well as other cost areas to offset rising driver wages and rail costs.  This segment also continues to see positive results from our focus on revenue quality, lane and customer mix, and network balance.

Dedicated Contract Services (DCS)

The operating ratio for the DCS segment was 89.2% vs. 89.7% for the first quarter of 2005.  Revenue, excluding fuel surcharges in the current quarter, was up 5% compared to the same quarter of 2005.  Revenue growth continues to be driven by improvements in productivity.  Miles per tractor per weighted work day, increased 3.3% and revenue per loaded mile, excluding fuel surcharges, was up 3.8%.  Average tractors assigned to the segment declined slightly from 5,032 in the first quarter of 2005 to 5,008 in the first quarter of 2006.

Operating income was $22.8 million, an improvement of 13.5% over the first quarter of 2005.  Continued focus on controlling costs allowed us to drive productivity improvements to the operating income line and expand our operating margins year-over-year by 50 basis points.  Measured as a percentage of revenue, excluding fuel surcharges, driver pay and independent contractor settlements, declined 40 basis points.  Maintenance costs increased only 20 basis points even as the average age of our Company tractors increased 27% to 2.96 years.   Safety also had a positive impact on operating income as combined casualty and workers compensation costs improved over the same quarter last year.  Negatively impacting the first quarter 2006 operating results was an increase in bad debt expense which was primarily the result of one customer who filed for bankruptcy protection.

Truck

The Truck operating ratio was 91.1% for the first quarter vs. 89.5% for the comparable period a year ago.  Revenue, excluding fuel surcharges in the current quarter, was up 4% compared to the same quarter of 2005.  While freight demand for the first quarter is typically the lowest of the year, the seasonally slower first quarter this year was compounded by a correction of inventory levels by some retail customers.  Our major customers in the sector indicate that this was a one-time adjustment and expect a return to normal freight flows with a focus on velocity in the retail supply chain for the balance of 2006.

Rate yields continued to improve as the loaded rate per mile during the current quarter, excluding fuel surcharges, increased 4.6 cents or 2.7% relative to a year ago.  Length of haul increased 1.5% making revenue per load higher by 4%.  Rate per loaded mile is a combination of consistent business, freight mix changes, and spot pricing opportunities that are obviously more plentiful in times of higher freight activity.  A key measure of our success in improving rate yields compares rates on customers and lanes moved in both the current period and the corresponding period one year ago.  Within this segment of “consistent” freight, rates improved at a respectable 3.8%, or 6.1 cents per mile, even as other more volatile components like paid deadhead and spot quote revenues declined.

Our commitment and intense focus on Safety has yielded another relatively low cost quarter as we strive to maintain our industry leading position in safe operations.  Driver and independent contractor availability continues to be seriously limited for the segment, as well as the industry and we see no signs of fundamental improvement for the foreseeable future.  The average number of trucks in the segment was 5,515 for the first quarter of 2006 vs. 5,409 a year ago. The slight capacity increase is temporary, due to the timing of tractor trade-ins, and we anticipate the fleet size will be reduced below prior year levels in the second quarter.

Cash Flow and Capitalization:

During the first quarter of 2006, we did not repurchase any shares of our stock.  As a result, we have approximately $360 million remaining on our current Board authorization.  On February 20, 2006 we raised our regular quarterly cash dividend to $.08 per outstanding share.  We believe paying a dividend similar to the average yield of the companies comprising the Standard & Poors 500 and repurchasing our stock, as circumstances dictate, are the current best uses of cash.  At the beginning of the quarter we owed $124 million on our bank revolver which represents our only long-term debt on the balance sheet.  As of March 31, 2006, we owed $47 million on that revolver.

This press release contains forward-looking statements, which are based on information currently available.  Actual results may differ materially from those currently anticipated due to a number of factors, including, but not limited to, those discussed in Item 7 of our Annual Report filed on Form 10-K for the year ended December 31, 2005. We assume no obligation to update any forward-looking statement to the extent we become aware that it will not be achieved for any reason.  This press release and related information will be available immediately to interested parties at our web site, www.jbhunt.com.

J.B. HUNT TRANSPORT SERVICES, INC.
Condensed Consolidated Statements of Earnings
(in thousands, except per share data)
(unaudited)

	Three Months Ended March 31
	2006		2005
		% Of		% Of
	Amount	Revenue	Amount	Revenue

Operating revenues, excluding fuel surcharge revenues	690,035		651,999
Fuel surcharge revenues	89,865		57,179
Total operating revenues	$779,900	100.0%	$709,178	100.0%

Operating expenses
Salaries, wages and employee benefits	214,528	27.5%	200,883	28.3%
Rents and purchased transportation	265,587	34.0%	239,076	33.7%
Fuel and fuel taxes	104,582	13.4%	82,871	11.7%
Depreciation and amortization	43,530	5.6%	39,232	5.5%
Operating supplies and expenses	34,909	4.5%	31,654	4.5%
Insurance and claims	12,462	1.6%	11,755	1.7%
Operating taxes and licenses	8,415	1.1%	8,885	1.2%
General and administrative expenses, net of gains	8,622	1.1%	9,789	1.4%
Communication and utilities	5,877	0.8%	5,866	0.8%
Total operating expenses	698,512	89.6%	630,011	88.8%
Operating income	81,388	10.4%	79,167	11.2%
Interest income	199	0.0%	151	0.0%
Interest expense	705	0.1%	1,233	0.2%
Equity in loss of associated companies	587	0.0%	851	0.1%
Earnings before income taxes	80,295	10.3%	77,234	10.9%
Income taxes	31,315	4.0%	29,735	4.2%
Net earnings	$48,980	6.3%	$47,499	6.7%
Average basic shares outstanding	154,050		160,704
Basic earnings per share	$0.32		$0.30
Average diluted shares outstanding	158,245		166,409
Diluted earnings per share	$0.31		$0.29

Financial Information By Segment
(dollars in thousands)
(unaudited)

	Three Months Ended March 31
	2006	2005

Gross revenue
Truck	$250,771	$231,874
Intermodal	323,924	287,528
Dedicated	210,877	194,678
Subtotal	785,572	714,080
Intersegment eliminations	(5,672)	(4,902)
Consolidated revenue	$779,900	$709,178

Operating income
Truck	$22,285	$24,357
Intermodal	35,926	34,528
Dedicated	22,834	20,124
Other (1)	343	158
Operating income	$81,388	$79,167

(1) Includes corporate support activity

Operating Statistics by Segment
(unaudited)

	Three Months Ended March 31
	2006	2005

Truck
Operating ratio	91.1%	89.5%
Loads	221,859	219,708
Net revenue (excl. fuel surcharge) per tractor per week*	$2,959	$2,945
Length of haul	557	549
RPLM (excl.fsc)	$1.731	$1.685
Loaded miles (000)	121,413	120,354
Total miles (000)	135,540	133,853
Empty miles %	10.4%	10.1%
Average tractors during the period	5,515	5,409
Tractors (end of period)
Company owned	4,361	4,391
Independent contractor	1,103	1,005
Total tractors	5,464	5,396
Trailers (end of period)	19,516	20,110
Average effective trailing equipment usage	13,744	14,639

Intermodal
Operating ratio	88.9%	88.0%
Loads	148,629	141,873
Net change in revenue per loaded mile (excl. fsc)	3.3%	7.1%
Revenue per load (excl. fsc)	1,907	1,857
Tractors (end of period)
Company owned	1,396	1,204
Independent contractor	14	—
Total tractors	1,410	1,204
Containers (end of period)	24,351	22,468
Average effective trailing equipment usage	23,961	22,222

Dedicated
Operating ratio	89.2%	89.7%
Loads	320,741	318,714
Net revenue (excl. fuel surcharge) per tractor per week*	$2,974	$2,806
Average tractors during the period**	5,008	5,032
Tractors (end of period)
Company owned	4,811	4,695
Independent contractor	133	193
Customer owned (DCS Operated)	107	129
Total tractors	5,051	5,017
Trailers (end of period)	6,348	6,195
Average effective trailing equipment usage	12,365	11,752

*  Using weighted work days

**  Includes company owned, independent contractor and customer owned tractors

J.B. HUNT TRANSPORT SERVICES, INC.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	March 31, 2006	December 31, 2005

ASSETS
Current assets:
Cash and equivalents	$8,821	$7,412
Accounts receivable	307,313	343,501
Prepaid expenses and other	108,639	123,777
Total current assets	424,773	474,690
Property and equipment	1,631,545	1,591,561
Less accumulated depreciation	552,839	537,502
Net property and equipment	1,078,706	1,054,059
Other assets	19,422	20,125
	$1,522,901	$1,548,874

LIABILITIES & STOCKHOLDER’S EQUITY
Current liabilities:
Trade accounts payable	$167,934	$162,749
Claims accruals	12,773	15,651
Accrued payroll	45,576	61,001
Other accrued expenses	11,286	9,198
Deferred income taxes	30,339	27,487
Total current liabilities	267,908	276,086

Long-term debt	47,400	124,000
Other long-term liabilities	51,934	45,834
Deferred income taxes	295,188	285,929
Stockholders’ equity	860,471	817,025
	$1,522,901	$1,548,874

Supplemental Data
(unaudited)

	March 31, 2006	December 31, 2005

Actual shares outstanding at end of period (000)	154,408	153,813

Book value per actual share outstanding at end of period	$5.57	$5.31